Exhibit 2.4


                         FIRST AMENDMENT
                                TO
                      BANK MERGER AGREEMENT

          THIS FIRST AMENDMENT TO BANK MERGER AGREEMENT (this "First Amendment"), dated as of January 21, 2000, is made by and among GOLD BANK, currently a Kansas banking association and formerly a national banking association ("Gold Bank"), and a direct subsidiary of Gold Banc Corporation, Inc., a Kansas corporation ("Gold Banc"), and FIRST BUSINESS BANK OF KANSAS CITY, N.A., a national banking association (the "Bank"), and a subsidiary of First Business Bancshares of Kansas City, Inc., a Missouri corporation (the "Company").

                             RECITALS

          A.   Gold Bank and the Bank entered into a Bank Merger
Agreement, dated as of December 10, 1999 (the "Original
Agreement"), providing for the merger of the Bank with and into Gold Bank (the "Bank Merger").

          B. Gold Bank and the Bank agree that it is in the best interests of the parties to increase the exchange ratio by giving more shares of Gold Banc Common Stock to the Bank minority shareholders as Merger consideration and for the Bank to eliminate the condition to closing that the Average Gold Bank Stock Price is not less then $10.50 (which was in the Merger Agreement and, indirectly, a condition to the Bank Merger Agreement).

          C. Gold Bank and the Bank desire to amend the Original Agreement in the manner set forth in this First
Amendment (the Original Agreement, as amended by this First
Amendment, is referred to herein as the "Agreement").

                            AGREEMENT

          ACCORDINGLY, in consideration of the premises, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. DEFINITIONS. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Original
Agreement.

          2.   REVISED EXCHANGE RATIO.  Section 2.1(c) of the
Original Agreement is hereby amended to read as follows:

               (b) Each outstanding share of Bank Common Stock (excluding Bank Dissenting Shares as defined in
               Section 2.3 hereof) that is not owned by the Surviving Corporation immediately prior to the Bank Merger Effective Time shall be converted into
               9.5962 shares (the "Bank Merger Exchange Ratio") of Gold Banc Common Stock. Fractions of shares determined pursuant to this Section 2.1(c) shall be rounded to three decimal places.

          3. CONFORMING CHANGE TO SECTION 2.1. The last sentence of Section 2.1, which immediately follows Section
2.1(c), shall be deleted.

          4. MISCELLANEOUS. The parties to this First Amendment ratify and approve all of the remaining terms and provisions of the Original Agreement not specifically modified or amended in this First Amendment. In the event that any term or provisions of this First Amendment is inconsistent with the terms and provisions of the Original Agreement, the terms and provisions of this First Amendment shall control.

          5. COUNTERPARTS. This First Amendment may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute a single instrument.

          6. GOVERNING LAW. This First Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Kansas.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                         GOLD BANK


                         By: /s/ Michael W. Gullion
                              Name : Michael W. Gullion
                              Title: President and Chief Executive Officer

ATTEST:

/s/ Steven E. Rector
Name:     Steven E. Rector
Title:    Cashier


                         FIRST BUSINESS BANK OF KANSAS CITY, N.A.


                         By: /s/ Frederick B. Poccia, Jr.
                              Name:  Frederick B. Poccia, Jr.
                              Title:   President and Chief Executive Officer


ATTEST:


/s/ Gayle Matsuoka
Name: Gayle Matsuoka
Title: Secretary
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